EX-99.2

Second-Quarter 2005 Conference Call Script

August 10, 2005

Operator:

Ladies and gentlemen, welcome to the Foster Wheeler Ltd. second-quarter earnings conference call.

(Operator instructions to participants.)

I would now like to turn the call over to Carolyn Greenhalgh, who leads the Company’s communications team. Please begin, Ma’am.

Carolyn Greenhalgh:

Thank you, operator.

Good morning everyone, and thank you for joining us today. Our news release announcing our second-quarter 2005 results was issued this morning and has been posted to our Web site at www.fwc.com.

Before turning to the discussion of our financial results, let me remind you that any comments made today about future operating results or other future events are forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ substantially from such forward-looking statements. A discussion of factors that could cause actual results to vary is contained in Foster Wheeler’s annual and quarterly reports filed with the SEC.

Joining me on the call today are Ray Milchovich, Chairman, President and CEO of the company and John La Duc, Executive Vice President and CFO, together with Brian Ferraioli, Vice President and Controller, Ray Bignell, Director of Strategic Planning,

Umberto della Sala, recently promoted to the position of CEO of our Global Engineering and Construction Group, Bud Cherry, who is CEO of our Global Power Group, and Larry Larose, partner with the law firm of King and Spalding and outside regular counsel to the company.

After our opening remarks, we’ll have time to take your questions at the end. Now, I’d like to turn the call over to Ray.

Ray Milchovich:

Thank you, Carolyn. Good morning everyone and thank you for joining us.

I’d like to summarize the main headlines from our second-quarter results and then offer my perspective on our operating performance, several of our key wins this quarter and their strategic importance, and then I will ask John to go through our financial results in more detail.

Summarizing our achievements:

1.	All of our operating units have delivered a good operating performance

2.	We have had our best bookings quarter in seven years

3.	Our backlog is at its highest level in seven quarters

4.	Our consolidated debt is now at its lowest level since 1993

This has been a strong earnings and booking quarter for Foster Wheeler. The strong earnings were driven primarily by excellent operating performance on existing contracts in our North America Power and Continental Europe E&C operations, backed up by a solid operating performance in all of our other operating units.

Second-quarter operating performance highlights include our North America Power operation’s successful completion of environmental retrofits for two of America’s leading power generation companies with zero lost-time safety incidents, ahead of schedule, fully satisfying our clients’ business objectives. One of these projects, the latest of a series of projects executed under a highly innovative and successful alliance with our client, also achieved an outstanding cost performance that exceeded our client’s expectations and earned us a project incentive bonus. Additionally, our Continental Europe E&C operation completed a European lump-sum turnkey project under budget and also earned bonuses for on-time completion and for plant performance that exceeded expectation.

In future revenue terms, we have had our strongest bookings quarter in seven years and we are continuing to achieve strong bookings in the third quarter. Most of the markets we serve are very strong, and we are booking quality contracts that have long-term strategic importance in terms of clients, high-growth regions, such as the Middle East, and high-growth market sectors such as liquefied natural gas (LNG) and petrochemicals.

I would like to provide some market views and booking highlights:

1.	The liquefied natural gas (LNG) market is forecast to continue to grow rapidly, and we are one of a small group of E&C contractors who have designed and built LNG liquefaction facilities. We are leading a joint venture which has been awarded the engineering, procurement and construction management contract for a fifth liquefaction train at Woodside Energy Ltd.’s Karratha LNG complex in Australia. This further strengthens our position in this strategically important market.

2.	Global demand for oil and gas is also forecast to continue to grow steadily and we believe that our ability to execute the technically and logistically complex projects, typical of oil and gas field development, is a differentiator for Foster Wheeler. We have been awarded the front-end engineering design and project management services contract for the Khurais full-field development in Saudi Arabia. Aiming to deliver 1.2 million barrels per day of Arabian light crude by 2009, Khurais is the largest of several projects to be developed under Saudi Aramco’s expansion program to increase oil production capacity to 12.5 million barrels per day by the end of the decade.

3.	We have already built a very strong position in the petrochemicals investment “boom” in the Middle East, where we have been working on the front-end design of four major projects. We have been requested to provide additional services on a number of these projects, which also provide further opportunities as they move into the next phase of development. In July, we announced a further win, a project management consultancy contract for a major expansion of the Borouge petrochemicals facility at Ruwais, in the United Arab Emirates. This award will be included in our third-quarter 2005 results.

4.	Increasing global demand for transportation fuels, high refinery utilization rates and current wide price differentials between light, sweet crudes and heavier, higher-sulfur crudes are all stimulating interest in refinery upgrading projects. This is an area where Foster Wheeler is very strong, particularly in delayed coking where we offer leading technology. We are working with a number of refiners to help them develop optimized schemes to process cheaper feedstocks and to upgrade heavy products into lighter, higher-value products, including a number of feasibility studies and process design packages for delayed coking facilities. In July, we announced the first of these prospects to reach the engineering, procurement and construction (EPC) phase, with the award of an EPC contract for a new delayed coking complex at ENAP’s Aconcagua Refinery in Chile. This award will be included in our third-quarter results.

5.	Our fluidized-bed combustion technology is ideally suited to burning fuels, cleanly and efficiently, which would otherwise be waste products. In Europe, we have followed biomass wins in the UK and Portugal in the first quarter with the award of a contract to supply a bubbling fluidized-bed boiler retrofit to Stora Enso in Sweden. This will allow our client to burn sludges in addition to drier biomass to generate steam and electricity for a pulp and paper mill.

6.	With high natural gas prices in the USA, it is making economic sense for U.S. coal-fired power plant operators to invest in their plants; firstly to reduce emissions to meet environmental legislation and secondly, to keep the ageing coal-fired fleet running efficiently at higher utilization rates. We believe that we are seeing the beginning of a wave of environmental retrofit investment focused on reducing sulfur dioxide emissions and have received a contract to construct a flue gas desulfurization system, commonly referred to as a “scrubber,” at American Electric Power

Company’s Mountaineer plant in West Virginia. In addition, our North America Power operations’ bookings in the construction services and replacement pressure parts markets have increased this year by approximately 50 percent compared with the same period last year. This growing parts and services business reflects the flexible, responsive and cost-effective service we are delivering from our regional service centers, and helps us build strong client relationships which position us well for future opportunities. Additionally, with power shortages in the USA foreseen at the end of the decade, we are seeing a significant increase in the number of inquiries for new coal-fired boilers during the first half of this year, compared with 2004.

As well as delivering a strong operating performance and winning new business which strengthens our position in growing business sectors and geographic regions, we have also reduced the Company’s debt. Our successful equity-for-debt exchange, completed on July 29, 2005, reduced consolidated debt by $65 million, improved net worth by approximately $87 million and reduced annual interest expense by approximately $9 million. After considering the pro forma impact of the July equity-for-debt exchange on our July 1, 2005, balance sheet, our gross debt was $496 million, its lowest level since 1993. The results of this exchange will be included in our third-quarter financial results.

In order to allow additional holders to participate in the offer to exchange the Company’s common shares for Trust Preferred Securities, we commenced a subsequent offering period, which expires at 5:00 p.m. on August 10, 2005, reflecting the same consideration as the original offering, that is, 2.16 common shares for each Trust Preferred Security.

Now I’d like to turn the call over to John La Duc to review the results for the second quarter of 2005 and the year to date.

John La Duc:

Thank you, Ray. I’d now like to cover the key financial metrics for the second quarter of 2005. The full details will be in our 10-Q which will be filed with the SEC later today.

Taking net income first: net income for the second quarter of 2005 was $28 million, or equivalent to basic earnings per share of $0.63. This compares with net income for the second quarter of 2004 of $30 million or basic earnings per share of $14.53. Net income for the first six months of 2005 increased to $29 million, or basic earnings per share of $0.66. This compares with $26 million in the first six months of 2004, or basic earnings per share of $12.44. The decline in earnings per share in 2005 versus 2004 is primarily due to the significant number of shares issued in the equity-for-debt exchange completed in the third quarter of 2004.

Moving on to EBITDA, consolidated second-quarter 2005 EBITDA was $62 million, compared with $84 million for the second quarter of 2004. For the first six months of 2005, consolidated EBITDA was $93 million, compared with $126 million for the first six months of 2004. First-half 2004 EBITDA included a $19 million gain in the Global E&C Group, of which $8.7 million occurred in the second quarter, on the sale of minority equity interests in special-purpose companies that owned development rights to power projects in Italy. First-half 2004 EBITDA also included a net $14 million gain, of which $2.4 million occurred in the second quarter, on settlement with certain of the Company’s asbestos insurance companies. These $33 million of gains in the first half of 2004 were not repeated in the first half of 2005.

Turning now to segment EBITDA, for the second quarter of 2005, the Global E&C Group’s EBITDA was $52 million, compared with $56 million for the second quarter of 2004. First-half 2005 EBITDA was $79 million compared with $91 million for the same period in 2004.

The Global Power Group’s EBITDA for the second quarter of 2005 was $33 million, compared with $48 million in the second quarter of 2004. This Group’s second-quarter 2004 EBITDA included significant incentives that were earned by completing three major power contracts in the USA ahead of schedule and under budget. First-half 2005 EBITDA was $63 million, compared with $69 million for the same period in 2004.

Looking at new orders, this has been our strongest bookings quarter in seven years. In terms of future revenues, new business booked during the second quarter of 2005 more than doubled to over $1.4 billion, compared with $707 million during the second quarter of 2004. For the first six months of 2005, new orders booked have increased significantly to $1.9 billion, up from $1.3 billion for the same period last year. As Ray has already described, these are quality bookings which also reinforce our position in markets where we have an “edge,” whether it is technology, capability or experience.

On a segment basis, the growth in new bookings was particularly strong in the Global E&C Group where, for the second quarter of 2005, new bookings increased to over $1.2 billion, more than doubling from $600 million during the second quarter of 2004. For the first six months of 2005, new orders booked in the Global E&C group were up by approximately 45 percent to $1.6 billion, from $1.1 billion for the same period last year.

For the Global Power Group, new orders booked in the second quarter of 2005 also increased, doubling to $214 million from $107 million in the second quarter of 2004. For the first six months of 2005, Global Power Group’s new orders increased by over 50 percent to $397 million from $264 million for the same period in 2004.

Moving on to operating revenues, the Company’s operating revenues for the second quarter of 2005 were $526 million, down from $635 million in the second quarter of 2004. This decline was largely due to project mix: during the second quarter of 2004 a number of lump-sum projects were being executed. These projects have been replaced in 2005 by services projects which include limited amounts of reimbursable flow-through costs. Flow-through costs result in no profit or loss for the Company. For the first six months of 2005, operating revenues were $1 billion, compared with $1.3 billion for the first half of 2004.

In a segment basis, operating revenues for the Global E&C Group in the second quarter of 2005 were $350 million, down from $395 million in the second quarter of 2004. For the first six months of 2005, operating revenues were $680 million, compared with $789 million for the same period in 2004.

The Global Power Group’s operating revenues for the second quarter of 2005 were $181 million, down from $241 million in the second quarter of 2004. For the first six months of 2005, operating revenues were $376 million, compared with $513 million for the same period in 2004.

We are building quality backlog. The Company’s backlog at July 1, 2005, was $2.7 billion, our highest in seven quarters, up from $1.9 billion at the end of the first quarter of 2005 and $2.3 billion at the end of the second quarter of 2004.

Backlog at July 1, 2005, expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, was $1.4 billion, substantially level with the end of the first quarter of 2005 and up slightly from $1.3 billion at the end of the second quarter of 2004.

Global E&C Group backlog at July 1, 2005, was $2.1 billion, up substantially from $1.3 billion at the end of the first quarter of 2005 and $1.6 billion at the end of the second quarter of 2004. Backlog expressed in Foster Wheeler scope increased to $870 million at July 1, 2005, substantially level with the end of the first quarter of 2005 and up from $726 million at the end of the second quarter of 2004.

The Global Power Group is beginning to rebuild its backlog, particularly in its North America Power operation. Backlog at July 1, 2005, was $639 million, up from $617 million at the end of the first quarter of 2005 and down from $697 million at the end of the second quarter of 2004. Expressed in terms of Foster Wheeler scope, Global Power Group backlog at July 1, 2005, was $527 million, up from $505 million at the end of the first quarter of 2005 and down from $599 million at the end of the second quarter of 2004.

Turning now to cash and liquidity, worldwide total cash and short-term investments at the end of the second quarter of 2005 were $326 million, of which $276 million was held by non-U.S. subsidiaries. This compares with $390 million total cash and short-term investments at year-end 2004 and $405 million at the end of the second quarter of 2004. Our rolling 12-month liquidity forecast continues to indicate that domestic liquidity is adequate through the second quarter of 2006, without utilization of our $75 million revolving credit line.

Lastly, turning now to asbestos, we received approximately 4,400 new asbestos claims during the quarter and resolved approximately 6,300 claims. At the end of the quarter, we had approximately 166,000 claims pending, including an estimated 23,000 claims that have been placed on inactive dockets for claimants who have alleged minimal or no impairment. Although the estimated 23,000 claims are inactive, they are included in the projected liability on our balance sheet. Approximately 10,000 claims included in the 166,000 previously noted are considered abandoned and are not included in the projected asbestos liability. Asbestos indemnity and defense costs for the quarter were approximately $22 million, all of which were reimbursed from insurance coverage.

Looking ahead, we plan to continue our strategy of settling with insurance carriers by monetizing policies or arranging coverage in place agreements. This strategy is designed to reduce future cash payments from the company to cover future asbestos liabilities. We continue to predict that, net of payments from our insurers, we will not be required to fund any asbestos liabilities from our own cash flow before 2010. While we expect to continue settlement discussions with our insurers during 2005 and in order to allow sufficient time for us to reach an agreeable settlement, we may determine that the appropriate course of action is to fund a portion of our asbestos liabilities during 2005 and 2006. If we elect this course of action, we may spend up to $12 million from our cash flow in the second half of 2005. We have factored this possibility into our liquidity forecasts.

Now I’d like to turn the call back to Ray for concluding remarks.

Ray Milchovich:

Thank you, John. Let me just quickly summarize the key messages.

1.	We have achieved strong earnings this quarter, driven primarily by excellent operating performance in our North America Power and Continental Europe E&C operations. Further, all of our operating units are now delivering solid operating performance.

2.	We have achieved our highest bookings quarter in seven years. Our markets remain strong and we are strengthening our position in these markets. We are building quality backlog and focusing on executing the projects we win, successfully and safely.

3.	As planned, we have further reduced debt: the Company’s consolidated debt is at its lowest level since 1993.

4.	Foster Wheeler now has a much stronger financial base and the initiatives we implemented to drive the Company towards achieving its full business-winning and operational potential are producing results.

5.	In closing, I would remind everyone that our business is cyclical, and therefore while our second quarter 2005 and year-to-date 2005 operating results were very strong, we do not necessarily expect to duplicate those operating results in the second half of 2005. However, I remain very optimistic about the outlook for Foster Wheeler in 2005 and beyond.

We now go to questions. Operator, would you please open the lines.

OPERATOR: (Will provide instructions for Q&A session.)

[Q & A SESSION]

Ladies and gentlemen, it appears there are no further questions at this time. I’ll now turn the call back over to you.

Carolyn Greenhalgh:

     Thank you for your attention. We appreciate your participation today. We look forward to speaking with you over the coming months. Thank you, and good-bye.

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